Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Seaspan Corporation

We consent to the use of our report dated March 6, 2018, except as to Note 20, which is as of June 15, 2018, with respect to the consolidated financial statements of Seaspan Corporation, and our report dated March 6, 2018 with respect to the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

June 15, 2018

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG  International”), a

Swiss entity. KPMG Canada provides services to KPMG LLP.